SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 10, 2005

ASHFORD HOSPITALITY TRUST, INC.

(Exact name of registrant as specified in its charter)

MARYLAND (State of Incorporation)	001-31775 (Commission File Number)	86-1062192 (I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100 Dallas, Texas (Address of principal executive offices)	75254 (Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 27, 2004, Ashford Hospitality Trust, Inc. (the “Company”) entered into a Series B Cumulative Convertible Redeemable Preferred Stock Purchase Agreement for the sale of up to $75 million in Series B cumulative convertible redeemable preferred stock of the Company to Security Capital Preferred Growth, Incorporated (“Security Capital”), which was initially described in the Company’s Current Report on Form 8-K filed December 28, 2004, for the event dated December 27, 2004. Pursuant to this purchase agreement, until no later than July 31, 2005, Security Capital has certain participation rights with respect to any sale of equity securities by the Company or its subsidiaries for consideration consisting solely of cash. These participation rights give Security Capital the right to purchase, upon the same terms and conditions as the other purchasers of such securities, up to 20% of the aggregate amount of securities issued, at a price equal to the price paid by the other purchasers, minus the amount of any underwriting discounts and commissions paid by the Company.

Security Capital has been made aware of the public offering contemplated by the Company and described in the prospectus supplement filed pursuant to Rule 424(b)(3) on January 10, 2005. Following the closing of the public offering, Security Capital, at its option, may exercise its participation rights with respect to such offering. If it elects to exercise its participation rights, Security Capital may purchase shares of the Company’s common stock equal to up to 20% of the total common stock sold in the public offering at a price equal to the offering price in the public offering less underwriting discounts and commissions. The Company will provide written notice of the public offering within two business days of the closing of such offering. Security Capital then has ten business days to notify the Company of its decision with respect to whether it intends to elect to exercise its participation rights.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 10, 2005
ASHFORD HOSPITALITY TRUST, INC.
	By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Legal Officer